ENERGY CONVERSION DEVICES APPOINTS CHRISTOPHER BELDEN

AS INDEPENDENT BOARD MEMBER

Rochester Hills, Mich., Feb. 6, 2008 — Energy Conversion Devices, Inc. (ECD) (NASDAQ:ENER) announced today it has appointed Christopher P. Belden to its Board of Directors, effective February 5, 2008. Mr. Belden was most recently Group Vice President of Global Operations for Applied Materials, Inc., a global leader in nanomanufacturing technology solutions for the electronics industry, where he was responsible for volume manufacturing, supply chain management, reliability, quality and worldwide facilities.

“We are pleased to add Chris to our Board and look forward to the unique experience, insight and leadership he will bring,” said Mark Morelli, ECD President and CEO. “His expertise will be particularly valuable in regards to our proprietary photovoltaic manufacturing equipment as we continue to expand our production capacity.”

Mr. Belden, 47, prior to joining Applied Materials, was Senior Vice President of Manufacturing for Motorola Semiconductor Products Sector, which became known as Freescale Semiconductor in 2004. During his 22 years with Motorola, he held positions of increasing responsibility while managing manufacturing and operations, culminating with accountability for the process technology pipeline from research to product delivery including worldwide manufacturing and supply chain operations.

With the addition of Mr. Belden, ECD’s Board of Directors now has eight members, seven of whom are independent directors.

About Energy Conversion Devices

Energy Conversion Devices, Inc. (NASDAQ: ENER) manufactures and sells thin-film solar laminates that convert sunlight to energy using proprietary technology. Distributed globally under the UNI-SOLAR® brand, the company's products are ideally suited for cost-effective solar roofing solutions because they are lightweight, durable, flexible, can be integrated directly with building materials, and generate more energy in real-world conditions. ECD also pioneers other alternative technologies, including a new type of non-volatile digital memory that is significantly faster and less expensive, and is ideal for a variety of applications including cell phones, digital cameras and personal computers. For more information, please visit www.ovonic.com.

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